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                                                                      EXHIBIT 5

                            CONSENT OF TORYS LLP

TO:     Sherritt Coal Acquisition Inc.
AND TO: The Board of Directors of Sherritt Coal Acquisition Inc.

     We hereby consent to the reference to our opinion contained under
Section 19 of the Circular, "Canadian Federal Income Tax Considerations", under the heading "Eligibility for Investment" in Appendix A to the Circular and under the heading "Certain Canadian Federal Income Tax Considerations" in Appendix A to the Circular, pursuant to the Enhanced Offer dated December 16, 2002 by Sherritt Coal Acquisition Inc. to the holders of Shares of Fording Inc., which is also part of the Registration Statement under the UNITED STATES SECURITIES ACT OF 1933, as amended, of Sherritt International Corporation and the Canadian Coal Trust filed with the Securities and Exchange Commission, and any amendments thereto.

Toronto, Canada                                                   /s/ TORYS LLP
December 16, 2002